                                                                    EXHIBIT 10.6



                          CORPORATE SERVICES AGREEMENT

        THIS AGREEMENT is made as of June 1, 1998 between INTERNATIONAL DATA GROUP, INC., a Massachusetts corporation ("IDG"), and IDG BOOKS WORLDWIDE, INC., a Delaware corporation ("IDGB").

                             Preliminary Statement

        In the event that IDGB issues to the public shares of its capital stock pursuant to a registration statement under the Securities Act of 1933, IDGB desires to obtain administrative and other services from IDG and IDG is willing to furnish or make such services available to IDGB, subject to the parties' agreement on the terms under which such services are to be provided. By this Agreement, IDG and IDGB desire to confirm their agreement with respect to services to be provided to IDGB commencing on the effective date of the aforesaid public offering (the "Effective Date"), and to set forth the basis for IDG's providing further services of the type referred to herein.

                                   Agreements

        IT IS MUTUALLY AGREED by the parties hereto as follows:

        1. SERVICES TO BE PROVIDED INITIALLY.. Commencing on the Effective Date, IDG through its corporate staff will provide or otherwise make available to IDGB the services described in this section 1, for the term and consideration as specified herein. Such services shall be performed by IDG in a manner consistent with that in which such services have been performed by IDG in the past.

        1.1 Tax Services. IDG shall provide IDGB with the following tax services: preparation of federal tax returns, preparation of state and local tax returns (including income tax returns); filing of state sales and other state tax returns; preparation of financial statement disclosures and calculation of tax provisions for financial statement purposes; conducting negotiations with tax authorities as necessary; and providing tax research and planning and assistance with respect to federal, state and local audits. The tax services described in this section 1.1 shall be provided by IDG until terminated pursuant to the provisions of section 8. The fee payable by IDGB to IDG for such services shall be $7,500 per month. Upon termination of such services, IDG shall provide to IDGB copies of its records relating to federal, state and local tax returns filed by on behalf of IDGB, and all other correspondence and documentation reasonably required by IDGB relating to payment of its taxes.

        1.2 Accounting Services. IDG shall provide IDGB with the following accounting services: maintenance of IDGB' general ledger; maintenance of IDGB' accounts payable records; and maintenance of IDGB' fixed asset records. Such services shall also include information services support, including account maintenance and reporting support, access to the on-line intranet reporting tools, access to Essbase software (or its equivalent), and continued remote access availability to IDG's corporate databases to the same extent that such databases are available to other IDG business units. The services described in this section 1.2 shall be provided by IDG until terminated pursuant to the provisions of section 8. The fee payable by IDGB to IDG for such services shall be $27,500 per month.

        1.3 Insurance Services. IDG shall from and after the Effective Date continue in force the then existing liability, property, casualty, indemnity and other business insurance policies applicable to IDGB. All of such insurance coverage shall be maintained by IDG until the respective termination dates of the current policies in effect with respect thereto. Schedule 1.3 attached hereto and made a part hereof sets forth the insurance coverage to be provided to IDGB pursuant to this section 1.3, including without limitation the policy information with respect to such insurance, termination dates of each such insurance policy and the monthly fee payable by IDGB with respect to current coverage under each such policy. Unless IDGB gives IDG at least 30 days notice prior to the termination date specified in Schedule 1.3 applicable to each such insurance policy of its desire for continued coverage thereunder, coverage under such policy shall expire with respect to IDGB on the expiration or renewal date of such policy as specified therein.

        1.4 Employee Benefit Services. From and after the Effective Date, and through September 30, 1998, IDG shall provide administrative services, including without limitation filing of all governmental reports, with respect to the participation of IDGB employees in the following benefit plans: (a) the IDG 401(k) Plan; (b) the IDGB Section 125 Cafeteria Plan; (c) the IDGB medical, dental, vision, life, AD&D and LTD insurance programs; and (d) the IDG Books Worldwide, Inc. Employee Stock Ownership Plan (the "IDGB ESOP"). Prior to September 30, 1998, IDGB shall at its expense amend the IDGB ESOP into a KSOP and the 401(k) accounts of IDGB employees shall be transferred to such plan as of September 30, 1998. Upon termination of the administration services provided under this section 1.4, IDG shall provide IDGB with such information and records as are reasonably requested by IDGB to enable it to administer the benefit plans in which its employees are enrolled from and after October 1, 1998. The fee payable by IDGB with respect to such services shall be $2,000 per month. IDGB shall also reimburse IDG for the cost of any legal services incurred by IDG in connection any required amendment of the IDG 401(k) plan, establishment of the IDGB KSOP and the establishment of the benefit plans referred to in (b) and (d) above.

        1.5 Corporate Record-Keeping Services. IDG shall at no cost to IDGB maintain all past tax, accounting and payroll records relating to IDGB, until such time as such records shall be disposed of in accordance with applicable legal requirements and IDG's normal record disposition policies. IDG shall give IDGB 30 days' prior written notice of its intention to dispose of such records and shall provide IDGB with the opportunity to retain the same.

        1.6 Director Services. In the event that any officer or employee of IDG acts as a director of IDGB, IDGB shall remit to IDG all director and other fees which would otherwise be payable to such person for acting in such capacity.

        1.7 Payroll Services. IDG shall provide IDGB with payroll services, including payment processing by an outside vendor, Form 1099 preparation, and distribution and maintenance of the IDGB employee database. Such services shall continue until September 30, 1998, provided that such services may be extended on a month-to-month basis upon 30 days' prior written notice by IDGB to IDG. Upon termination of such services, IDG shall provide IDGB with all payroll records for IDGB employees, including information for calendar year 1998. The fee payable by IDGB to IDG for the services described in this section 1.7 shall be $4,000 per month.

        1.8 Trademark Transfers. IDG and IDGB have previously agreed that IDG would transfer to IDGB approximately 400 trademark registrations and applications that are currently in the name of IDG, are used by IDGB in connection with its business, and are not covered by the Trademark License Agreement between the parties of even date herewith. IDG agrees to take all necessary action and file all necessary documents in order to complete the transfer of such registrations and applications, and IDGB confirms its agreement to reimburse IDG in accordance with the terms of this Agreement for the actual costs incurred by IDG in connection with such transfers.

        1.9 Trademark Maintenance Services. With respect to the trademarks transferred or to be transferred to IDGB pursuant to section 1.8, IDG shall continue to maintain such trademark applications and registrations, including filing of appropriate renewals and maintenance of the trademark files and databases, through September 30, 1998. IDG shall use reasonable efforts prior to September 30, 1998 to train IDGB employees in the preparation and submission of trademark applications and maintenance of trademarks generally. Upon termination of the trademark services provided pursuant to this section 1.9, IDG shall transfer the physical trademark files, current and historical, to IDGB. The fee payable by IDGB to IDG for the trademark services described in this section 1.9 shall be $3,000 per month through September 30, 1998. Thereafter, if and to the extent that additional services are requested by IDGB concerning the trademarks to which this section 1.9 relates, IDGB shall pay IDG $75 for each hour of time expended by IDG personnel in providing such services. In any event, prior and subsequent to September 30, 1998, IDGB shall reimburse IDG promptly for all out-of-pocket costs incurred by IDG in providing the services described in this section 1.9

        2. FUTURE SERVICES. Beginning on such date or dates subsequent to the Effective Date as are mutually agreed to in writing by the parties, IDG and its corporate staff will provide or otherwise make available to IDGB such services in addition to those described in section 1 hereof as are reasonably requested by IDGB, subject in each case to the parties' agreement to financial consideration and other terms. In the event that IDGB desires to avail itself of any of such additional services, the parties shall negotiate in good faith to reach agreement on the scope and term of such services. When and if an agreement is reached, the parties shall prepare an appropriate schedule or addendum to this Agreement, in which the nature, scope and quality of such services is described in detail and the compensation to be paid by IDGB to IDG for such services is specified. Each such addendum shall be executed on behalf of each party hereto, shall be effective as of its date and shall, upon such effective date, be incorporated into and made an integral part of this Agreement.

        3. SPECIAL SERVICES. In addition to service programs of the type described in sections 1 and 2 hereof, certain specific services may be made available to IDGB by IDG subsequent to the Effective Date on an as-requested basis. These may include, but shall not be limited to, services specifically requested by IDGB in writing which, in IDG's reasonable judgment, are not routine administrative services or create unusual burdens or demands on IDG's resources, such as litigation support, legal services, acquisition services, corporate development, and public or investor relations services other than routine shareholder communications. IDG will charge IDGB the costs actually incurred (including an appropriate allocation for overhead and general and administrative costs) for any such services that are requested by IDGB. Any agreement for the provision of services pursuant to this section 3 shall be in writing and shall include a description of the nature of such services, the compensation to be paid by IDGB to IDG for such services, and any standards applicable to such services.

        4. OUT-OF-POCKET COSTS. In the event that IDG incurs out-of-pocket costs, such as travel costs, in connection with services provided under this Agreement, such costs will be paid by IDGB. To the extent that IDGB is billed by an outside provider directly, IDGB shall pay such bill directly. If IDG is billed for services provided by outside providers, IDG may pay the bill and charge IDGB the amount of the bill or forward the bill to IDGB for payment by IDGB.

        5. PAYMENT OF FEES. The fees payable by IDGB for services provided by IDG under this Agreement shall be payable from and after the first day of the month following the month in which the Effective Date occurs. Thereafter, such fees shall be paid quarterly. Within 15 days after the end of each calendar quarter, IDG shall submit to IDGB a detailed statement of such fees, and such statement shall be paid within 30 days of receipt by IDGB. The parties acknowledge that, between the Effective Date and the last day of the month in which the Effective Date occurs, the services of the type provided by IDG hereunder are covered by the $50,000 monthly inter-company services fee currently being paid by IDGB to IDG.

        6. DIRECTORS AND OFFICERS OF IDGB. Nothing contained herein will be construed to relieve the directors or officers of IDGB from responsibility for the proper performance of their respective duties or to limit the exercise of their powers in accordance with the Certificate of Incorporation or By-Laws of IDGB or in accordance with any applicable statute or regulation.

        7. LIABILITIES. In furnishing IDGB with management advice and other services as herein provided, neither IDG nor any of its officers, directors or agents shall be liable to IDGB or its creditors or shareholders for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. The provisions of this Agreement are for the sole benefit of IDG and IDGB and will not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party.

        8.     TERM AND TERMINATION.

        8.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue through the end of the then current fiscal year. This Agreement shall automatically renew at the end of the initial term for successive one-year terms until terminated in accordance with section 8.2 hereof. In the event that IDGB shall not have closed a public offering of its capital stock by December 31, 1998, this Agreement shall not become effective and shall no longer be binding on either party hereto in any respect.

        8.2 Termination Generally. This Agreement may be terminated (a) by IDGB at anytime on 90 days' prior notice to IDG, or (b) at the option of IDG exercisable by written notice to IDGB, as of the date that IDG ceases to hold, directly or indirectly, a majority of the outstanding voting stock of IDGB.

        8.3 Termination of Specific Services. Specific services provided hereunder may be terminated, or shall expire, as described in section 1 or in any schedule or addendum hereto. If and to the extent that IDG incurs expenses in connection with and resulting from termination of any specific services provided hereunder, IDGB shall reimburse IDG for such costs or expenses promptly upon receipt of an itemized account thereof; provided, however, that the aggregate of such costs and expenses payable with respect to the termination of any specific services hereunder shall not exceed $25,000.

        8.4 Post-Termination Services. In the event of termination of this Agreement, or a service provided hereunder, pursuant to section 8.2(a), IDG shall be required at IDGB's option to continue to provide the terminated services of the type then being provided to IDGB during the 90-day period referred to in section 8.2(a) and, whether or not IDGB requests continuation of such services, IDGB shall continue to pay IDG the costs of such services for such 90-day period. Subsequent to such 90-day period, or in the event of termination of this Agreement pursuant to section 8.2(b), corporate administrative services of the kind provided under the Agreement may continue to be provided to IDGB on an as-requested basis by IDGB, in which event IDGB shall be charged by IDG a fee equal to the market rate for comparable services charged by third-party vendors. Such fee will be charged monthly and payable by IDGB within 30 days. The obligations of IDGB set forth in this section 8.4 shall survive the termination of this Agreement.

        9. STATUS. IDG shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent IDGB.

        10. OTHER ACTIVITIES OF IDG. IDGB recognizes that IDG now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of IDGB. IDG shall be free to render such advice and other services, and IDGB hereby consents thereto. IDG shall devote so much of its time and attention to the performance of its duties under this Agreement as it deems reasonable or necessary to perform the services required hereunder in a manner consistent with that in which such services have been performed by IDG in the past.

        11. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, by guaranteed overnight delivery by means of a nationally recognized overnight delivery service, by fax, or by first class certified or registered mail, return receipt requested, postage prepaid, to the following addresses.


               (a) If to IDGB, at 919 East Hillsdale Boulevard, Suite 400, Foster City, California 94404, Attention: Chief Financial Officer, or at such other address or addresses as may have been furnished in writing by IDGB to IDG, with a copy in each case to Brian C. Erb, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

               (b) If to IDG, at 5 Speen Street, Framingham, Massachusetts 01701, Attention: Vice President and Controller, or at such other address or addresses as may have been furnished to IDGB in writing by IDG, with a copy in each case to Edward N. Gadsby, Jr., Esq., Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.

Notices provided in accordance with this section 11 shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail.

        12. NO ASSIGNMENT. This Agreement shall not be assignable by either party except with the prior written consent of the other party to this Agreement; provided, however, that this Agreement may without IDGB' consent be assigned by IDG to another subsidiary of IDG or by any such subsidiary to an affiliated corporation.

        13. APPLICABLE LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its principles of conflicts of laws.

        14. PARAGRAPH TITLES. The paragraph titles used in this Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                       INTERNATIONAL DATA GROUP, INC.


                                       By:______________________________________


                                       IDG BOOKS WORLDWIDE, INC.


                                       By:______________________________________

                                                                    Schedule 1.3


                             IDGB Insurance Coverage


                                                                            Monthly
Type of                       Insurer and              Expiration Date   Fee Payable
Insurance                     Policy Number            of Current Policy    By IDGB
---------                     -------------            -----------------    -------
Property and liability -      Chubb-35-3332322              9/30/98         $  702
  basic

Property and liability -      Chubb (98) 7975-38-96         9/30/98            125
 umbrella

Workers' compensation         Chubb (98) 7164-67-66         9/30/98          1,164
 (federal)